EXHIBIT 99.1

Provident Financial Services, Inc. Announces Change in Location of 2020 Annual Meeting of Stockholders

ISELIN, NJ, April 2, 2020 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) today announced a change in the location of its 2020 Annual Meeting of Stockholders by filing additional proxy materials with the Securities and Exchange Commission.

Due to concerns over the health and well-being of all stakeholders resulting from the public impact of the coronavirus outbreak (COVID-19) and the Executive Order issued by the Governor of New Jersey prohibiting all gatherings, the Company will hold its 2020 Annual Meeting of Stockholders in a virtual meeting format only, via live webcast on Thursday, April 23, 2020 at 10:00 am, local time.  Stockholders may not attend the meeting in person.

Stockholders of record as of the close of business on March 2, 2020 will be able to attend the virtual meeting via the following link:  www.virtualshareholdermeeting.com/PFS2020 and by using the control number included on their proxy card, voting instruction form or notice.  Registered holders may also obtain their control number by accessing www.shareholder.broadridge.com/providentnj or by calling Broadridge at 1-888-235-9148.

Broadridge Financial Solutions, Inc. will host the virtual meeting and tabulate votes for the meeting. Stockholders may vote and ask questions during the Annual Meeting by following the instructions available on the meeting website during the meeting.

The Company urges stockholders to vote in advance of the Annual Meeting by internet, phone, or mail.

About the Company

Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839.  Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania.  The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company.

Contact:
Investor Relations
732-590-9300
investorrelations@provident.bank